DATABASE ACQUISITION AGREEMENT

This Database Acquisition Agreement (this “Agreement”) is made this 18 day of January, 2023 (the “Effective Date”), between the Alixo-Yolloo Inc., a corporation organized under the laws of the State of Nevada, which is referred to herein as a “Customer” and Simon Tide Kft, a company which is referred to herein as an “Seller”, (herein individually referred to as a “Party” and collectively referred to as the “Parties”).

RECITALS

WHEREAS, Seller has developed and is the sole and exclusive owner of a database with a neural network of sound fingerprints, hereinafter referred to as the “Database”. The Database consists of all matters, terms, conditions, features and descriptions contained below in this Agreement; and

WHEREAS, Seller desires to sell, assign, grant, convey, and transfer the Database to the Customer, and the Customer desires to buy and acquire the 100% of the Database from the Executor, in accordance with the terms and conditions of this Agreement.

NOW THEREFOR, Seller grants and Customer accepts a personal and exclusive right for the Database upon the terms and conditions set forth below:

AGREEMENT

1. Definitions

1.1. “Database” means, collectively, the full retail version of the database delivered to the Customer via JSON link format, together with any and all improvements, corrections, modifications, updates, enhancements or other changes, whether or not included in the current retail version.

1.2. “Database Trade Secret” means any scientific or technical information, design, process, procedure, formula, or improvement included in the Database that is valuable, not generally known in the industry, and gives the owner of the Database a competitive advantage over those competitors who do not know or use such information.

2. Conveyance of rights

2.1. Seller hereby transfers, grants, conveys, assigns, and relinquishes exclusively to Database Customer all of right, title, and interest in and to both the tangible and the intangible property constituting the Database, in perpetuity (or for the longest period of time otherwise permitted by law), including the following corporeal and incorporeal incidents to the Database:

(a)	Title to and possession of the media, devices, and documentation that constitute all copies of the Database, its component parts, and all documentation relating thereto, possessed, or controlled by Seller, which are to be delivered to the Customer pursuant to Section 3 of this Agreement.

(b) All right, title, and interest of the Customer in and to the inventions, discoveries, improvements, ideas, trade secrets, know-how, confidential information, and all other intellectual property owned or claimed by the Customer pertaining to the Database.

3. Delivery

3.1. The Seller shall deliver on the Effective Day an access to the Database via JSON link format to the Customer for testing for thirty (30) days.

4. Payment

4.1. Purchase Price. In consideration for Seller's execution of this Agreement and performance of the terms and conditions contained herein, the Customer agrees to pay to the Seller the full amount of seventeen thousand U.S. dollars ($17,000) on after receiving the JSON link of Database and testing it. All payments shall be made by bank transfer to the Seller account.

5. Description of the Database

5.1 Detailed description of the Database with a neural network of sound imprints. The neural network database uses sound imprints to identify the audio stream being played. The program can recognize and find a track in a matter of seconds. The technology consists of an audio imprint in 2D spectrogram format. The spectrogram is affected by frequency, intensity, and time. For each track, such an imprint will be individual.

Spectrograms are generated automatically by the technology. The principle of data operation is based on the fact that when a song fragment is recorded, it is immediately translated into a print. The program will send this imprint to a special server that already has a database of such imprints. The algorithm compares them and finds the right one among 70 million songs.

6. Warranties of title

6.1. Seller represents and warrants that:

(a)	the Customer shall receive, pursuant to this Agreement as of the Effective Date, complete and exclusive right, title, and interest in and to all tangible and intangible property rights existing in the Database.

(b)	it has developed the Database entirely through its own efforts for its own account and that the Database is free and clear of all liens, claims, encumbrances, rights, or equities whatsoever of any third party;

(c)	the Database does not infringe any patent, copyright, or trade secret of any third party;

(d)	the Database is fully eligible for protection under applicable copyright law and has not been forfeited to the public domain; and that the source code and system specifications for the Database have been maintained in confidence;

(e)	all personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the Database either (1) have been party to a work-for-hire relationship with Seller that has accorded Seller full, effective, and exclusive original ownership of all tangible and intangible property arising with respect to the Database or (2) have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller full, effective, and exclusive ownership of all tangible and intangible property thereby arising with respect to the Database;

(f)	it will make all improvements, correct all error if any and complete the development of the Database at the proper level after receiving the bug report from the Customer within thirty (30) days after sending the JSON link of Database.

6.2 There are no agreements or arrangements in effect with respect to the marketing, distribution, licensing, or promotion of the Database by any independent salesperson, distributor, sublicensor, or other remarketer or sales organization.

7. Acknowledgment of rights

7.1. In furtherance of this Agreement, Seller hereby acknowledges that, from and after the Effective Date of this Agreement, the Customer has acceded to all of Seller`s right, title, and standing to:

(a)	Receive all rights and benefits pertaining to the Database.

(b)	Institute and prosecute all suits and proceedings and take all actions that the Customer, in its sole discretion, may deem necessary or proper to collect, assert, or enforce any claim, right, or title of any kind in and to any and all of the Database.

(c)	Defend and compromise any and all such action, suits, or proceedings relating to such transferred and assigned rights, title, interest, and benefits, and perform all other such acts in relation thereto as the Customer, in its sole discretion, deems advisable.

8. Limited warranty & support

8.1 Seller represents and warrants that the Database conforms in all material respects to the functional specifications pursuant to Section 5 of this Agreement. Database Customer`s exclusive remedy for breach of the foregoing warranty shall be to require Seller to correct any material nonconformance to such Specifications or, at Seller's option, to receive repayment in full of the Purchase Price.

8.2. For a period of thirty (30) days after receiving the JSON link of Database, the Customer has this period of time to test the code and prepare a bug report necessary to finalize the Database as agreed by the Parties.

9. Term and termination.

9.1. This Agreement shall commence on the Effective Date and shall continue until the completion of the obligations specified in this Agreement between the Parties.

9.2. This Agreement may be terminated by either Party upon giving thirty (30) days’ notice by either side.

10. Protection of trade secrets

10.1. The Parties agree to hold each other's Confidential Information in for a period of three (3) years following the Effective Date of this Agreement. The Parties agree, that unless required by law, they shall not make each other's Confidential Information available in any form to any third party or to use each other's Confidential Information for any purpose other than the implementation of this Agreement. Each Party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of the terms of this Agreement.

10.2. A Party's "Confidential Information" shall not include information that: (a) is or becomes a part of the public domain through no act or omission of the other party; (b) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (c) is lawfully disclosed to the other party by a third party without restriction on disclosure; (d) is independently developed by the other party; or (e) is required to be disclosed by any judicial or governmental requirement or order (provided that Recipient timely advises the disclosing party of the governmental demand for disclosure).

10.3. Seller agrees that from and after the Effective Date, and for so long thereafter as the data or information remains Database Trade Secrets, Seller shall not use, disclose, or permit any person not authorized by the Customer to obtain any Database Trade Secrets (whether or not the Database Trade Secrets are in written or tangible form), except as specifically authorized by the Customer.

11. Indemnity

11.1. Indemnification. Seller will defend, at its sole expense, any claim, suit or proceeding brought against the Customer which is based upon a claim that (i) the Database infringes any patent, copyright, or trade secret, provided the Customer gives to the Seller written notice within thirty (30) days of receiving notice of such claim and provides Seller reasonable cooperation in the defense of the claim. The Seller will pay any damages and costs assessed against the Customer (or payable by the Customer pursuant to a settlement agreement) in connection with the proceeding.

11.2. Remedies of Customer. In the event that a court directs the Customer to cease distribution of the Database, Seller will either (i) modify the Database so that it is no longer infringing, or (ii) procure for the Customer the rights necessary for to exploit the Database at no expense to the Customer. If Seller is unable to comply with either subsection (i) or (ii), the Customer, at its option may either replace the infringing portions of the Database with non-infringing database at Seller's expense or terminate this Agreement and receive a complete refund of the purchase price.

12. Miscellaneous

12.1. Binding. This Agreement shall inure to the benefit of, and be binding upon, the Parties hereto, together with their respective legal representatives, successors, and assigns.

12.2. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the United States and the State of Florida.

12.3. Notices. Any notices given by either party hereunder will be in writing and will be given by personal delivery, national overnight courier service, or by U.S. mail, certified or registered, postage prepaid, return receipt requested, to the Seller or to the Customer at their respective addresses specified above. All notices will be deemed effective upon personal delivery or five (5) days following deposit in the U.S. mail.

12.4. Entirety and Amendment. This Agreement hereto constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, any representations, or communications. The terms of this Agreement may not be amended except by a writing executed by both Parties.

12.5. Force Majeure. Neither party will be in default if its performance is delayed or becomes impossible or impractical by reason of any cause beyond such party's reasonable control.

[***Signature Pages Follow***]

WHEREAS, the Parties have executed this Agreement in counterparts, each of which shall be deemed an original, as of the Effective Date first written above.

ALIXO-YOLLOO INC.

By: /s/ ALIXO-YOLLOO INC.

Date: January 18, 2023

SIMON TIDE KFT.

By: /s/ SIMON TIDE KFT.

Date: January 18, 2023